EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings for the First Quarter of 2010, Up 98% From the First Quarter of 2009

MCLEAN, Va., April 22, 2010 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (Nasdaq:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2010 was $1.0 million compared to $526 thousand during the quarter ended March 31, 2009.

Net interest income before the provision for loan losses was $6.3 million for the first quarter of 2010, compared to $3.0 million for the first quarter of 2009. The net interest margin was 4.62% in the quarter ended March 31, 2010, compared to 3.12% in the quarter ended March 31, 2009. The significant improvement in the net interest income was attributable to:

  The impact of the Greater Atlantic and Millennium transactions. The accretion of the discount on the Greater Atlantic Bank loans contributed $667 thousand to first quarter net interest income.
  The bottoming of the decline in interest rates in the first quarter of 2009. The prime rate was 3.25% at the end of the first quarter of 2009 and it remained at that level at the end of the first quarter of 2010.
  Our practice of establishing floor rates on loans as they mature or roll over notwithstanding the index rates. On non-SBA loans we have been establishing floors ranging from 6% to 7 ½%.
  Most of the CDs which were outstanding at the end of the first quarter of 2009 have matured and have been replaced with new CDs at lower rates. The average rate on our CDs at the end of the first quarter of 2009 was 3.05% compared to 1.80% at the end of the first quarter of 2010.
  We have reduced rates on deposit accounts as much as we can without harming relationships. Moreover, we are concerned with the probability that rates will rise and to the extent possible have positioned ourselves for this eventuality.

Net interest income after provision for loan losses was $5.0 million for the first quarter of 2010, compared to $2.6 million for the first quarter of 2009. The provision for loan losses in the first quarter of 2009 was $480 thousand. The provision was $1.3 million in the first quarter of 2010. Net charge offs during the quarter ended March 31, 2010 were $1.1 million compared to $238 thousand during the same quarter last year. The charge-offs were related to various credits including one non-real estate related SBA loan, one real estate related SBA loan, one residential mortgage, two commercial and industrial loans, one consumer loan and one commercial real estate mortgage.

Noninterest income was $540 thousand during the first quarter of 2010, compared to $594 thousand during the same quarter of 2009. Noninterest income for the first quarter of 2009 benefitted from a gain on securities of $223 thousand and gain on other real estate owned ("OREO") of $87 thousand. Account maintenance and deposit service fees have increased from $132 thousand in the quarter ended March 31, 2009 to $241 thousand for the first quarter of 2010 primarily because of the increase in deposit accounts resulting from the Greater Atlantic and Millennium acquisitions.

Noninterest expense was $4.0 million for the first quarter of 2010 compared to $2.4 million for the first quarter of 2009. The amortization of the FDIC indemnification asset added $244 thousand to 2010 first quarter noninterest expenses and the amortization of the Greater Atlantic Bank core deposit intangible added $50 thousand. Also, as a result of the Greater Atlantic and Millennium transactions, compensation expense has increased $578 thousand in the first quarter of 2010 compared to the same period last year. Full-time equivalent employees increased from 66 at March 31, 2009 to 103 at March 31, 2010. Occupancy and equipment expenses have also increased $188 thousand, and data processing, online banking and ATM-related expenses are $140 thousand more than in the first quarter of 2009. Virginia franchise tax expense has increased $42 thousand in the quarter ended March 31, 2010 compared to the same period last year because of the increase in deposits during 2009. Consulting fees have increased to $50 thousand in the first quarter of 2010 from $5 thousand in the first quarter of 2009 primarily due to the Greater Atlantic acquisition.

We managed to achieve these earnings gains as we have transformed ourselves as an institution in the year since the end of the first quarter of 2009.

We purchased Millennium Bank's branch in Warrenton, Virginia in the third quarter of 2009. This acquisition strengthened our position in the Warrenton market where we already had a branch. We raised an additional $27 million of additional common equity. We acquired Greater Atlantic Bank in an FDIC assisted transaction to add four branches in the fourth quarter of 2009.

As a result of these three transactions, between the end of the first quarter of 2009 and the first quarter of 2010:

  The branch system grew from 8 branches in Virginia to 12 branches in Virginia and 1 in Maryland.

  Total assets of Southern National Bancorp of Virginia were $611.7 million as of March 31, 2010 up from $428.0 million as of March 31, 2009.

  Total deposits rose from $302.8 million as of March 31, 2009 to $449.2 at March 31, 2010.

  Shareholders' equity rose from $69.3 million at March 31, 2009 to $98.3 as of March 31, 2010.

Total assets of Southern National Bancorp of Virginia were $611.7 million as of March 31, 2010 up from $610.7 million as of December 31, 2009. Net loans receivable decreased from $457.1 million at the end of 2009 to $446.2 million at March 31, 2010. Two large loans in the Sonabank portfolio totaling approximately $6.4 million were paid off, one on a project completed and refinanced and the other as a result of our borrower being acquired by a larger company. There were also principal repayments in the covered portfolio acquired in the Greater Atlantic transaction, including large repayments on three loans totaling approximately $3.2 million. The increase in bank premises and equipment was due to the purchase of certain fixed assets of Greater Atlantic from the FDIC in the amount of $1.6 million.

Southern National Bancorp of Virginia's allowance for loan losses was $5.4 million at March 31, 2010 compared to $5.2 million at December 31, 2009. As a percentage of total non-covered loans at March 31, 2010 the allowance was 1.56%, and as of December 31, 2009 it was 1.48%.

Loan Portfolio

The composition of our loan portfolio consists of the following at March 31, 2010 and December 31, 2009:

	Covered Loans	Noncovered Loans	Total Loans	Covered Loans	Noncovered Loans	Total Loans
	March 31, 2010			December 31, 2009
Mortgage loans on real estate:
Commercial	$ 21,204	$ 143,285	$ 164,489	$ 24,494	$ 146,295	$ 170,789
Construction loans to residential builders	--	2,486	2,486	--	5,436	5,436
Other construction and land loans	2,202	42,352	44,554	3,498	42,564	46,062
Residential 1-4 family	32,662	64,382	97,044	33,815	61,024	94,839
Multi- family residential	2,550	10,647	13,197	2,570	10,726	13,296
Home equity lines of credit	42,890	10,779	53,669	44,235	10,532	54,767
Total real estate loans	101,508	273,931	375,439	108,612	276,577	385,189

Commercial loans	2,524	71,162	73,686	3,184	70,757	73,941
Consumer loans	172	2,809	2,981	193	3,528	3,721
Gross loans	104,204	347,902	452,106	111,989	350,862	462,851

Less unearned income on loans	--	(496)	(496)	--	(564)	(564)
Loans, net of unearned income	$ 104,204	$ 347,406	$ 451,610	$ 111,989	$ 350,298	$ 462,287

Non-covered nonperforming assets decreased by $408 thousand to $6.6 million at March 31, 2010. We have internal loan review and a loan committee which provide on-going monitoring to identify and address issues with problem loans. We believe the allowance for loan losses is sufficient to cover probable incurred credit losses at March 31, 2010.

Our only OREO in the non-covered portfolio is the previously reported property, which contains 33 finished 2 to 4 acre lots in Culpeper. In the Greater Atlantic covered portfolio we have a property with several apartment units in Georgia with a current carrying value of $310 thousand and two single family residential properties totaling $157 thousand.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $73.2 million at March 31, 2010 and $76.2 million at December 31, 2009.

As of March 31, 2010 we owned pooled trust preferred securities as follows:

		Ratings						Estimated
	Tranche	When Purchased		Current Ratings				Fair
Security	Level	Moody's	Fitch	Moody's	Fitch	Par Value	Book Value	Value
Investment Grade:						(in thousands)
ALESCO VII A1B	Senior	Aaa	AAA	A3	A	$ 8,674	$ 7,716	$ 7,044
MMCF II B	Senior Sub	A3	AA-	Baa2	BB	578	530	503
MMCF III B	Senior Sub	A3	A-	Baa3	B	702	685	436
						9,954	8,931	7,983

Other Than Temporarily Impaired:
TPREF FUNDING II	Mezzanine	A1	A-	Caa3	C	1,500	478	562
TRAP 2007-XII C1	Mezzanine	A3	A	Ca	C	2,028	125	329
TRAP 2007-XIII D	Mezzanine	NR	A-	NR	NR	2,032	--	--
MMC FUNDING XVIII	Mezzanine	A3	A-	Ca	C	1,031	83	128
ALESCO V C1	Mezzanine	A2	A	Ca	C	2,031	555	625
ALESCO XV C1	Mezzanine	A3	A-	Ca	C	3,053	28	234
ALESCO XVI C	Mezzanine	A3	A-	Ca	C	2,035	113	314
						13,710	1,382	2,192

Total						$ 23,664	$ 10,313	$ 10,175

			Sandler O'Neill (a)
			Sterne Agee (b)		Previously
		% of Current	Estimated		Recognized
		Defaults and	Incremental		Cumulative
	Current	Deferrals	Defaults		Other
	Defaults and	to Current	Required to		Comprehensive
Security	Deferrals	Collateral	Break Yield (1)		Loss (2)
Investment Grade:
ALESCO VII A1B	$ 176,056	28%	$ 213,967	b	$ 328
MMCF II B	34,000	27%	16,900	a	48
MMCF III B	27,000	23%	22,100	a	17
					$ 393

					Cumulative	Cumulative
					Other Comprehensive	OTTI Related to
Other Than Temporarily Impaired:					Loss (3)	Credit Loss (3)
TPREF FUNDING II	115,100	33%	--		780	$ 242
TRAP 2007-XII C1	132,705	27%	--		1,324	579
TRAP 2007-XIII D	260,250	35%	--		--	2,032
MMC FUNDING XVIII	94,682	29%	--		478	470
ALESCO V C1	91,442	27%	--		963	513
ALESCO XV C1	225,100	34%	--		466	2,559
ALESCO XVI C	147,250	29%	--		742	1,180
					$ 4,753	$ 7,575

(1) A break in yield for a given tranche means that defaults/deferrals have reached such a level that the tranche would not receive all of its contractual cash flows (principal and interest) by maturity (so not just a temporary interest shortfall, but an actual loss in yield on the investment). In other words, the magnitude of the defaults/deferrals has depleted all of the credit enhancement (excess interest and over-collateralization) beneath the given tranche. This represents additional defaults beyond those currently existing.
(2) Pre-tax, and represents unrealized losses at date of transfer from available-for-sale to held-to-maturity
(3) Pre-tax

We have evaluated each of these securities for potential impairment under ASC 325, and have reviewed each of the issues' collateral participants using various techniques including the ratings provided in the Bank Financial Quarterly published by IDC Financial Publishing, Inc. We have also reviewed the interest and principal coverage of each of the tranches we own. In performing a detailed cash flow analysis of each security, we work with independent third parties to identify our best estimate of the cash flow estimated to be collected. If this estimate results in a present value of expected cash flows that is less than the amortized cost basis of a security (that is, credit loss exists), an other than temporary impairment ("OTTI") is considered to have occurred. If there is no credit loss, any impairment is considered temporary. The cash flow analysis we performed included the following assumptions:

  We assume that 2% of the remaining performing collateral will default or defer in the second quarter of 2010 and 50 basis points per annum thereafter.
  We assume recoveries of 25% with a two year lag on all defaults and deferrals.
  We assume no prepayments for 10 years and then 1% per annum for the remaining life of the security.
  Our securities have been modeled using the above assumptions by independent third parties using the forward LIBOR curve plus original spread to discount projected cash flows to present values.

These assumptions resulted in no OTTI recognition on the trust preferred securities during the first quarter of 2010.

We also own $1.9 million of SARM 2005-22 1A2. This residential collateralized mortgage obligation was downgraded from B to CCC by Standard and Poors in September 2009, and it was downgraded from BBB to CC by Fitch in August 2009. The fair market value is $1.5 million. We have evaluated this security for potential impairment and, based on our review of the trustee report, shock analysis and current information regarding delinquencies, nonperforming loans and credit support, determined that an OTTI does exist as of March 31, 2010 in the amount of $7 thousand. The assumptions used in the analysis included a 5% prepayment speed, 10% default rate, a 50% loss severity and an accounting yield of 4.75%.

Deposits

Total deposits were $449.2 million at March 31, 2010 compared to $455.8 million at December 31, 2009. The decline was almost entirely in brokered deposits which fell from $70.0 million as of December 31, 2009 to $65.0 million at March 31, 2010. Noninterest-bearing deposits were $33.5 million at March 31, 2010 and $33.3 million at December 31, 2009.

Stockholders' Equity

Total stockholders' equity increased from $97.1 million as of December 31, 2009 to $98.3 million at March 31, 2010 as a result of the retention of earnings. Tangible stockholders' equity to total tangible assets was 14.34%, and the Tier 1 Risk Based Capital Ratio was 21.23% as of March 31, 2010.

Sonabank operates 12 branches in Virginia located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Leesburg (2), South Riding, Front Royal, New Market and Clifton Forge, and we also have a branch in Rockville, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$ 20,946	$ 8,070
Investment securities-available for sale	18,027	18,505
Investment securities-held to maturity	55,188	57,696
Stock in Federal Reserve Bank and Federal Home Loan Bank	6,775	5,940
Loans receivable, net of unearned income	451,610	462,287
Allowance for loan losses	(5,421)	(5,172)
Net loans	446,189	457,115
Intangible assets	12,336	12,571
Bank premises and equipment, net	4,761	3,225
Bank-owned life insurance	14,153	14,014
FDIC indemnification asset	19,164	19,408
Other assets	14,140	14,130
Total assets	$ 611,679	$ 610,674

Liabilities and stockholders' equity
Noninterest-bearing deposits	$ 33,509	$ 33,339
Interest-bearing deposits	415,713	422,452
Securities sold under agreements to repurchase and other
short-term borrowings	21,248	22,020
Federal Home Loan Bank advances	35,000	30,000
Other liabilities	7,956	5,739
Total liabilities	513,426	513,550
Stockholders' equity	98,253	97,124
Total liabilities and stockholders' equity	$ 611,679	$ 610,674

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2010	2009

Interest and dividend income	$ 8,391	$ 5,426
Interest expense	2,131	2,380
Net interest income	6,260	3,046
Provision for loan losses	1,300	480
Net interest income after provision for loan losses	4,960	2,566
Account maintenance and deposit service fees	241	132
Income from bank-owned life insurance	139	148
Gain (loss) on other real estate owned, net	20	87
Net impairment losses recognized in earnings	(7)	--
Gain on securities	--	223
Other	147	4
Noninterest income	540	594
Employee compensation and benefits	1,641	1,063
Premises, furniture and equipment	696	508
FDIC assessments	189	174
Other expenses	1,452	688
Noninterest expense	3,978	2,433
Income before income taxes	1,522	727
Income tax expense	481	201
Net income	$ 1,041	$ 526

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2010	2009

Per Share Data (1):
Earnings per share - Basic	$ 0.09	$ 0.08
Earnings per share - Diluted	$ 0.09	$ 0.08
Book value per share	$ 8.48	$ 10.19
Tangible book value per share	$ 7.41	$ 8.47
Weighted average shares outstanding - Basic	11,590,212	6,798,547
Weighted average shares outstanding - Diluted	11,593,463	6,798,547
Shares outstanding at end of period	11,590,212	6,798,547

Selected Performance Ratios and Other Data:
Return on average assets	0.69%	0.49%
Return on average equity	4.35%	3.08%
Yield on earning assets	6.20%	5.57%
Cost of funds	1.81%	2.85%
Cost of funds including non-interest bearing deposits	1.69%	2.67%
Net interest margin	4.62%	3.12%
Efficiency ratio (1)	58.61%	73.06%
Net charge-offs (recoveries) to average loans	0.23%	0.08%
Amortization of intangibles	$ 236	$ 182

	As of
	March 31,	December 31,
	2010	2009

Stockholders' equity to total assets	16.06%	15.88%
Tier 1 risk-based capital ratio	21.23%	17.23%
Intangible assets:
Goodwill	$ 8,713	$ 8,713
Core deposit intangible	3,623	3,858
Total	$ 12,336	$ 12,571

Non-covered loans and other real estate owned (2):
Nonaccrual loans	$ 3,782	$ 4,190
Loans past due 90 days and accruing interest	--	--
Other real estate owned	2,796	2,796
Total nonperforming assets	$ 6,578	$ 6,986
Allowance for loan losses to total non-covered loans	1.56%	1.48%
Nonperforming assets to total non-covered assets	1.30%	1.41%
Nonperforming assets to total non-covered loans	1.89%	1.99%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
CONTACT:  Southern National Bancorp of Virginia Inc.
          R. Roderick Porter, President
          202-464-1130 ext. 2406
          Fax: 202-464-1134
          www.sonabank.com